EXHIBIT 5



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                                  July 29, 2010



Naprodis, Inc.

13000 Danielson Street 13250 Gregg St.
Suite K Suite F

Poway, CA 92064



      This letter will constitute an opinion upon the legality of the sale by Naprodis, Inc., a Nevada corporation, and by certain selling shareholders of the Company of up to 4,650,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.


      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

      Our opinion is based upon the Nevada Revised Statutes, the Nevada Constitution and reported judicial decisions interpreting these laws.


                                        Very truly yours,

                                        HART & TRINEN, L.L.P.

                                        /s/ William T. Hart

                                        William T. Hart